SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the registrant

Filed by a party other than the registrant

Check the appropriate box:

Preliminary proxy statement

Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2).

Definitive proxy statement.

Definitive additional materials.

Soliciting material pursuant to §240.14a-12.

HYPERTENSION DIAGNOSTICS, INC.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

      Payment of filing fee (check the appropriate box):

No fee required.

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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(4) Date Filed:

Hypertension Diagnostics Secures Conditional Waiver of Note Covenant Defaults

FOR IMMEDIATE RELEASE
Contact:	Greg H. Guettler President (651) 687-9999

Hypertension Diagnostics Secures Conditional
Waiver of Note Covenant Defaults

ST.PAUL, MN, October 21, 2002 — Hypertension Diagnostics, Inc., (NASDAQ SmallCap: HDII) announced today that by a letter dated October 15, 2002, each of the holders of the Company’s 8% Convertible Notes due March 27, 2005 has agreed to waive existing covenant defaults under the Notes if, in exchange, the Company hires a proxy solicitor for its Special Meeting of Shareholders and on or before October 25, 2002, obtains shareholder approval of the proposal put forth at the Company’s Special Meeting. The Special Meeting seeks shareholder approval of the issuance by the Company of greater than 20% of its outstanding Common Stock upon conversion of the Notes and exercise of certain Common Stock Purchase Warrants.

As a result of the existing covenant defaults, a note Holder, at its option, may demand repayment in cash of the accrued but unpaid interest and 130% of the then-outstanding principal on the Notes. There is $5,304 in accrued but unpaid interest and $1,152,290 in aggregate principal outstanding on the Notes as of October 21, 2002. The Company has hired D.F. King and Co., Inc. of New York, NY to act as the Company’s proxy solicitor for its Special Meeting.

The Company’s Special Meeting of Shareholders was originally scheduled for September 25, 2002, but has been adjourned to 3 p.m. local time on Friday, October 25, 2002 at the Company’s offices at 2915 Waters Road, Suite 108, Eagan, Minnesota 55121. The Board of Directors of the Company recommends that the Company’s shareholders vote “FOR” the Special Meeting proposal to approve the issuance of greater than 20% of its outstanding Common Stock upon conversion of the Notes and exercise of certain Common Stock Purchase Warrants.

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Page 2, Hypertension Diagnostics, Inc.
October 21, 2002

The Note holders have also agreed to waive a covenant default, if any such default exists, relating to the Company’s registration of its Common Stock for resale if, in addition to hiring a proxy solicitor and obtaining approval of its Shareholders as outlined above, the Company files a registration statement to register 750,000 additional shares of its Common Stock on or before November 15, 2002.

The waiver only relates to the following events of default: (a) the failure of the Company to obtain the Approval on or before the Approval Date; (b) the failure of the Company to comply with the requirement for continued listing on The Nasdaq SmallCap Market for a period of seven (7) consecutive trading days because the minimum bid price of its Common Stock was less than $1.00; and (c) the receipt by the Company on August 27, 2002 of a notice from The Nasdaq Stock Market, Inc. stating that the Company is not in compliance with the requirements for continued listing because of the failure of the Company’s Common Stock to maintain a minimum bid price of $1.00 for a period of thirty (30) consecutive trading days. No other events of default are waived. The failure of the Company to comply with any of the covenants of the Notes will result in an event of default under the Notes. Upon an event of default, a Note holder, at its option, may demand cash repayment of 130% of the then-outstanding principal amount of the Note and any accrued but unpaid interest. There can be no assurance that the Company will comply with the Note covenants in the future. There can also be no assurance that the Company will successfully obtain waivers of any future event of default, if any event of default should occur.

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Page 3, Hypertension Diagnostics, Inc.
October 21, 2002

     Forward-looking statements in this press release are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company wishes to caution readers not to place undue reliance on any forward-looking statements and to recognize that the statements are not a prediction of actual future results. Actual results could differ materially from those presented and anticipated in the forward-looking statements due to the risks and uncertainties set forth in the Company’s 2002 Annual Report on Form 10-KSB under the caption “Risk Factors,” as well as others not now anticipated.

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CVProfilor is a registered trademark of Hypertension Diagnostics, Inc.
Hypertension Diagnostics, HDI/PulseWave , PulseWave and CVProfile are trademarks of
Hypertension Diagnostics, Inc. All rights reserved.

Website: www.hdii.com